Exhibit 21.1

LIST OF SUBSIDIARIES

•	Imaging Holdings Corp.

•	Monotype Imaging Inc.

•	Monotype ITC Inc.

•	MyFonts Inc.

•	Design By Front Limited

•	Monotype Limited

•	Linotype GmbH

•	Monotype Solutions India Private Limited

•	Monotype Hong Kong Limited

•	Monotype KK